 Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(915) 534-1400	(915) 534-1400

WESTERN REFINING AMENDS AND EXTENDS REVOLVING CREDIT AGREEMENT

EL PASO, Texas – December 28, 2010 – Western Refining, Inc. (NYSE:WNR) today announced the successful completion of an amendment and extension of its revolving credit agreement, thereby extending the maturity of certain revolver commitments, reducing interest expense, eliminating financial maintenance covenants, and providing additional borrowing base availability.

“We are pleased with the execution of this transaction as it provides our company with additional financial flexibility and liquidity in the coming years,” said Jeff Stevens, Western’s President and Chief Executive Officer. “This is a strong show of support from our lenders and we appreciate their continued confidence in Western.  We will continue to take appropriate steps to further enhance our capital structure.”

The $800 million facility consists of a $145 million tranche maturing on May 31, 2012, and a $655 million tranche maturing on January 1, 2015.  The availability of both tranches will be limited to a borrowing base tied to eligible accounts receivable and inventory.  Pricing on the $145 million tranche will remain at LIBOR plus a margin ranging from 3.75% to 4.50% based on Western’s consolidated leverage ratio, and pricing on the $655 million tranche will initially be LIBOR plus 3.50% and thereafter LIBOR plus a margin that will fluctuate, based on unused availability, from 3.00% to 3.75%.  The financial maintenance covenants under Western’s existing revolving credit facility were replaced with a fixed charge coverage ratio covenant that will apply only when unused availability falls below a specified level.  The facility is used to fund general working capital needs and letter of credit requirements for purchases of refinery feedstocks, primarily crude oil, and refined products.  Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Capital Finance, LLC acted as Joint Lead Arrangers of the facility.

About Western Refining

Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western operates refineries in El Paso, and Gallup, New Mexico. Western’s asset portfolio also includes refined products terminals in Albuquerque and Bloomfield, New Mexico and Yorktown, Virginia, asphalt terminals in Phoenix and Tucson, Arizona, Albuquerque, and El Paso, retail service stations and convenience stores in Arizona, Colorado, and New Mexico, a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, California, Colorado, Nevada, New Mexico, Texas, and Utah. More information about the Company is available at www.wnr.com.

Cautionary Statement on Forward-Looking Statements

This press release contains forward-looking statements.  The forward-looking statements contained herein include statements about Western’s additional borrowing base availability and financial flexibility and liquidity, the continued support and confidence of our lenders, our ability to identify steps to enhance our capital structure and our ability to successfully enhance our capital structure.  These statements are subject to the general risks inherent in our business and reflect our current expectations regarding these matters. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect.  In addition, Western’s business and operations involve numerous risks and uncertainties, many of which are beyond Western’s control, which could result in Western’s expectations not being realized or otherwise materially affect Western’s financial condition, results of operations and cash flows. Additional information relating to the uncertainties affecting Western’s business is contained in its filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.